Exhibit 99.1

PRESS RELEASE
FOR IMMEDIATE RELEASE

W&T Offshore Announces Third Quarter 2022 Results

HOUSTON, November 8, 2022 – W&T Offshore, Inc. (NYSE: WTI) (“W&T” or the “Company”) today reported operational and financial results for the third quarter of 2022.  This press release includes non-GAAP financial measures, including Adjusted Net Income, Adjusted EBITDA, Free Cash Flow, and Net Debt, which are described and reconciled to the most comparable GAAP measures below in the accompanying tables under “Non-GAAP Information.”

Key highlights for the third quarter of 2022 and through the date of this press release included:

•	Maintained strong production of 41.5 thousand barrels of oil equivalent per day (“MBoe/d”) (50% liquids), or 3.8 million barrels of oil equivalent (“MMBoe”);
•	Generated net income of $66.7 million or $0.46 per diluted share in the third quarter of 2022;
o	Adjusted Net Income totaled $48.7 million, or $0.33 per diluted share in the third quarter of 2022, mainly reflecting the adjustment for unrealized derivative gain and derivative premiums;
•	Reported Adjusted EBITDA of $113.9 million for the third quarter of 2022;
o	Year-to-date Adjusted EBITDA totaled $497.6 million;
•	Produced Free Cash Flow of $71.1 million for the third quarter of 2022, the 19th consecutive quarter of positive Free Cash Flow;
o	Year-to-date Free Cash Flow totaled $351.5 million;
•	Increased cash and cash equivalents to $447.1 million, up 74% from $257.6 million at September 30, 2021;
o	Decreased Net Debt by 48% year-over-year to $254.3 million as of September 30, 2022;
•	Continued significant improvement in the Company’s leverage profile with Net Debt to trailing twelve months (“TTM”) Adjusted EBITDA of 0.5 times compared to 2.5 times one year ago; and
•	Subsequent to quarter-end, the Company entered into an amendment to the credit agreement for its first priority secured revolving facility, which, among other things, extended the maturity date and the lender’s commitment by up to one year to January 3, 2024.

Tracy W. Krohn, Chairman and Chief Executive Officer, stated, “We had another very strong quarter of outstanding operational and financial results. Delivering consistent production volumes, coupled with sustained higher pricing allowed W&T to generate significant Adjusted EBITDA and Free Cash Flow. We delivered Adjusted EBITDA of $113.9 million in the third quarter and nearly $500 million for the first nine months of 2022. We also generated positive Free Cash Flow for the 19th consecutive quarter, totaling $71.1 million in the third quarter and over $350 million for the nine months ended September 30, 2022. This has placed W&T in a much stronger financial position, with cash on hand of $447 million and our Net Debt to Adjusted EBITDA ratio down to 0.5 times. Our proven strategy focused on free cash flow generation and operational excellence has positioned us well for the future.”

“As you can see, we are well positioned for continued success in this strong commodity price environment, with stable production that we expect to support our positive outlook on continuing to generate meaningful free cash flow. Our strong financial position provides us with optionality and flexibility moving forward. We will continue to evaluate growth opportunities, both organically and inorganically, and we are poised to execute on accretive opportunities that meet our long-standing and proven criteria. We remain focused on executing our strategy and committed to increasing shareholder value”

Production, Prices, and Revenue:  Production for the third quarter of 2022 was 41.5 MBoe/d, which was at the mid-point of the Company’s guidance range provided for the quarter.  This represented a decrease of 2% compared to the second quarter of 2022 and an increase of 19% from 34.8 MBoe/d for the corresponding period in 2021.  Third quarter 2022 production was comprised of 15.7 MBbl/d of oil (38%), 4.9 MBbl/d of natural gas liquids (“NGLs”) (12%), and 125.0 million cubic feet per day (“MMcf/d”) of natural gas (50%).

W&T’s average realized price per barrel of oil equivalent (“Boe”) before realized derivative settlements was $68.39 per Boe in the third quarter of 2022, a decrease of 2% from $69.55 per Boe in the second quarter of 2022 and an increase of 67% from $41.05 per Boe in the third quarter of 2021.  Crude oil, NGL, and natural gas prices, before realized derivative settlements, for the third quarter of 2022 were $90.23 per barrel, $37.17 per barrel, and $9.89 per Mcf, respectively.

Revenues for the third quarter of 2022 were $266.5 million, which was slightly lower than second quarter 2022 revenue of $273.8 million and 99% higher than $133.9 million in the third quarter of 2021.

Lease Operating Expense:  Lease operating expense (“LOE”), which includes base lease operating expenses, insurance premiums, workovers, facilities maintenance, and hurricane repairs, was $59.0 million in the third quarter of 2022, which was within the previously provided guidance range.  This compared to $53.0 million in the second quarter of 2022 and $39.5 million for the corresponding period in 2021.  On a component basis for the third quarter of 2022, base LOE and insurance premiums were $50.0 million, workovers were $1.3 million, and facilities maintenance and other expenses were $7.7 million.  On a unit of production basis, LOE was $15.46 per Boe in the third quarter of 2022.  This compares to $13.73 per Boe for the second quarter of 2022 and $12.32 per Boe for the third quarter of 2021.

Gathering, Transportation Costs, and Production Taxes:  Gathering, transportation costs, and production taxes totaled $12.2 million ($3.20 per Boe) in the third quarter of 2022, compared to $9.2 million ($2.38 per Boe) in the second quarter of 2022 and $6.6 million ($2.06 per Boe) in the third quarter of 2021.  Production taxes increased due to higher realized natural gas prices during the third quarter of 2022.

Depreciation, Depletion, Amortization, and Accretion (“DD&A”):  DD&A, including accretion expense related to asset retirement obligations (“ARO”), was $8.93 per Boe in the third quarter of 2022.  This compares to $8.90 per Boe and $8.20 per Boe for the second quarter of 2022 and the third quarter of 2021, respectively.

General & Administrative Expenses (“G&A”):  G&A was $23.0 million for the third quarter of 2022, which included non-recurring costs for professional services related to transitioning substantially all of the Company’s information technology infrastructure and related services from the incumbent provider to new internal IT staff or to other providers.  This compares to $15.0 million in the second quarter of 2022 and $13.4 million in the third quarter of 2021.  On a unit of production basis, G&A was $6.04 per Boe in the third quarter of 2022 compared to $3.88 per Boe in the second quarter of 2022 and $4.18 per Boe in the corresponding period of 2021.

Derivative (Gain) Loss:  In the third quarter of 2022, W&T reported a net loss of $38.7 million related to commodity derivative activities.  Realized derivative loss for the quarter was $132.3 million.  These realized derivative losses during the third quarter were partially offset by an unrealized gain of $93.5 million, resulting from the change in value of outstanding derivative contracts since the end of the second quarter of 2022.  The Company reported a net gain of $8.9 million in the second quarter of 2022 and a net loss of $73.1 million in the third quarter of 2021 related to commodity derivative activities.

For the remainder of 2022, W&T is approximately 20% hedged for oil and is fully hedged for natural gas.  A significant portion of the W&T’s natural gas hedges, in the form of sold swaps and purchased calls and puts, were entered into in conjunction with the non-recourse Mobile Bay term loan entered into by borrowers owned by the Company’s wholly-owned subsidiary Aquasition Energy LLC and will continue through the life of that loan.

A summary of the Company’s outstanding derivative positions is provided on W&T’s website in the “Investors” section under the “Financial Information” tab.

Interest Expense:  Net interest expense in the third quarter of 2022 was $16.8 million compared to $18.2 million in the second quarter of 2022 and $18.9 million in the third quarter of 2021.

Income Tax:  W&T reported income tax expense of $16.4 million in the third quarter of 2022, a substantial majority of which was deferred.  This compares to the recognition of income tax expense of $31.1 million and an income tax benefit of $5.9 million for the quarters ended June 30, 2022 and September 30, 2021, respectively.

Balance Sheet and Liquidity:  As of September 30, 2022, W&T had available liquidity of $497.1 million comprised of $447.1 million in cash and cash equivalents and $50.0 million of borrowing availability under W&T’s first priority secured revolving facility provided by Calculus Lending LLC (“Calculus”).  At quarter-end, the Company had total debt of $701.5 million (or Net Debt of $254.3 million, net of cash and cash equivalents), consisting of the balance of the non-recourse Mobile Bay term loan of $152.0 million and $549.5 million of 9.75% Senior Second Lien Notes, net of unamortized debt issuance costs for both instruments.  Total debt decreased by $7.7 million during the third quarter of 2022.  Net Debt decreased by $77.1 million in the third quarter of 2022 due to the increase in cash and cash equivalents resulting from strong cash flows throughout the quarter driven by high oil and gas prices.  As of September 30, 2022, Net Debt to TTM Adjusted EBITDA was 0.5 times.

Subsequent to quarter-end, the Company entered into an amendment to the credit agreement for its first priority secured revolving facility, which, among other things, extended the maturity date and Calculus’ commitment by up to one year to January 3, 2024.

The Company continues to monitor the capital markets for opportunities to refinance all or a portion of its 9.75% Senior Second Lien Notes (due November 2023).  Mr. Krohn commented, “We are evaluating the available options to refinance the outstanding Second Lien Notes.  Should the capital markets remain volatile, we’re confident that the Company will be able to repay these notes prior to maturity out of future expected free cash flows, cash on hand, and access to our unused $100 million at-the-market equity program.”

Capital Expenditures and Acquisitions:  Capital expenditures (excluding changes in working capital associated with investing activities) in the third quarter of 2022 were $4.5 million and $30.0 million in the first nine months of 2022.  Additionally, during the first nine months of 2022, the Company spent $51.5 million to acquire working interests in the Ship Shoal 230, South Marsh Island/Vermilion 191, and South Marsh Island 73 fields.

2022 CAPITAL INVESTMENT PROGRAM

W&T’s guidance range for capital expenditures in 2022 has been reduced to a range of $65 million to $75 million for the full year, which excludes acquisition opportunities.  The reduction from the previously provided range of $70 million to $90 million reflects timing deferrals related to capital expected to now be deployed in early 2023 rather than late 2022.  Included in this range are planned expenditures related to one deepwater well and three shelf wells, as well as capital costs for facilities, leasehold, seismic and recompletions.  The Company has significant flexibility to adjust its spending because it has no long-term rig commitments or near-term drilling obligations.

The guidance range for plugging and abandonment expenditures in 2022 is revised to between $65 million and $75 million.  The Company spent $21.5 million on ARO settlements in the third quarter of 2022 and $61.3 million in the first nine months of 2022.

OPERATIONS UPDATE

Front-end Engineering and Design (“FEED”) and permitting processes are underway on the Holy Grail well at Garden Banks 783 in the Magnolia Field.  The Company expects to activate and mobilize the drilling rig in the first half of 2023. The well is planned to commence drilling in the second quarter of 2023.

Well Recompletions and Workovers

During the third quarter of 2022, the Company performed two recompletions and five workovers that positively impacted production for the quarter.  W&T plans to continue to perform recompletions and workovers that meet its economic thresholds.

Fourth Quarter 2022 Production and Expense Guidance

The guidance for the fourth quarter 2022 in the table below represents the Company’s current expectations.  Fourth quarter production guidance was reduced by 1.5 MBoe/d at the midpoint, primarily due to unplanned downtime at the outside-operated Neptune field and temporary maintenance downtime at Mobile Bay field.  Please refer to the section entitled “Forward-Looking and Cautionary Statements” below for risk factors that could impact guidance.

Production	Fourth Quarter 2022
Oil (MBbl)	1,332 – 1,472
NGLs (MBbl)	385 – 425
Natural gas (MMcf)	10,676 – 11,800
Total equivalents (MBoe)	3,500 – 3,860
Average daily equivalents (MBoe/d)	38.0 – 42.0

Expenses	Fourth Quarter 2022
Lease operating expense ($MM)	$67.0 – $73.0
Gathering, transportation & production taxes ($MM)	$10.0 – $12.0
General & administrative - cash ($MM)	$17.0 – $19.0
General & administrative – non-cash ($MM)	$2.5 – $2.7
DD&A ($ per Boe)	$8.50 – $9.50
Interest expense, net ($MM)	$17.0 – $19.0

The effective income tax rate for the full year 2022 is expected to be in a range between 20% and 21%, of which approximately 85% is expected to be deferred, non-cash tax expense.

Conference Call Information:  W&T will hold a conference call to discuss its financial and operational results on Wednesday, November 9, 2022 at 9:00 a.m. Central Time (10:00 Eastern Time).  Interested parties may dial 1-844-739-3797.  International parties may dial 1-412-317-5713.  Participants should request to connect to the “W&T Offshore Conference Call”.  This call will also be webcast and available on W&T’s website at www.wtoffshore.com under “Investors”.  An audio replay will be available on the Company’s website following the call.

About W&T Offshore

W&T Offshore, Inc. is an independent oil and natural gas producer with operations offshore in the Gulf of Mexico and has grown through acquisitions, exploration, and development. As of September 30, 2022, the Company had working interests in 47 fields in federal and state waters and has under lease approximately 622,000 gross acres, including approximately 457,000 gross acres on the Gulf of Mexico Shelf and approximately 165,000 gross acres in the Gulf of Mexico deepwater.   A majority of the Company’s daily production is derived from wells it operates. For more information on W&T, please visit the Company’s website at www.wtoffshore.com.

Forward-Looking and Cautionary Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements, including but not limited to, any forward-looking guidance provided herein, reflect our current views with respect to future events, based on what we believe are reasonable estimates and assumptions. No assurance can be given, however, that these events will occur or that our estimates will be correct. These statements are subject to risks and uncertainties that could cause actual results to differ materially including, among other things, market conditions, oil and gas price volatility, uncertainties inherent in oil and gas production operations and estimating reserves, uncertainties of the timing and impact of bringing new wells online and repairing and restoring infrastructure hurricane damage, the ability to achieve leverage targets, unexpected future capital expenditures, competition, the success of our risk management activities, governmental regulations, uncertainties and other factors described or referenced in W&T’s Annual Report on Form 10-K for the year ended December 31, 2021 and subsequent Form 10-Q reports found at www.sec.gov or on our website at www.wtoffshore.com under the Investor Relations section.  Our forward-looking statements in this press release are based upon assumptions made, and information known, by the Company as of the date of this release; it should not be assumed that the Company will undertake to revise or update any such forward-looking statements as such assumptions and information changes, except as required under applicable law.  Investors are urged to consider closely the disclosures and risk factors in these reports.

W&T OFFSHORE, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2022	2022	2021	2022	2021

Revenues:
Oil	$130,560	$159,264	$74,265	$412,526	$240,418
NGLs	16,875	16,735	12,205	47,430	30,397
Natural gas	113,673	92,413	45,137	257,452	113,816
Other	5,377	5,396	2,339	13,889	7,790
Total revenues	266,485	273,808	133,946	731,297	392,421

Operating expenses:
Lease operating expenses	59,010	52,976	39,490	155,397	129,399
Gathering, transportation costs and production taxes	12,199	9,181	6,593	26,647	19,687
Depreciation, depletion, amortization and accretion	34,113	34,360	26,291	99,384	83,879
General and administrative expenses	23,047	14,967	13,391	51,790	38,090
Total operating expenses	128,369	111,484	85,765	333,218	271,055
Operating income	138,116	162,324	48,181	398,079	121,366

Interest expense, net	16,849	18,183	18,910	54,915	50,474
Derivative loss (gain)	38,749	(8,854)	73,137	109,892	179,156
Other (income) expense, net	(600)	(1,534)	—	(1,229)	964
Income (loss) before income taxes	83,118	154,529	(43,866)	234,501	(109,228)
Income tax expense (benefit)	16,397	31,093	(5,902)	46,801	(18,846)
Net income (loss)	$66,721	$123,436	$(37,964)	$187,700	$(90,382)

Basic(1)	$0.46	$0.85	$(0.27)	$1.30	$(0.64)
Diluted	0.46	0.85	(0.27)	1.30	(0.64)

Weighted average common shares outstanding
Basic	143,116	143,020	142,297	143,026	142,231
Diluted	145,882	144,525	142,297	144,696	142,231

(1) Includes the effect of income allocated to nonvested shares

W&T OFFSHORE, INC. AND SUBSIDIARIES

Condensed Operating Data

(Unaudited)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2022	2022	2021	2022	2021
Net sales volumes:
Oil (MBbls)	1,447	1,476	1,083	4,227	3,812
NGL (MBbls)	454	384	376	1,187	1,105
Natural gas (MMcf)	11,499	11,995	10,481	33,965	33,469
Total oil and natural gas (MBoe) (1)	3,818	3,859	3,206	11,075	10,495

Average daily equivalent sales (MBoe/d)	41.5	42.4	34.8	40.6	38.4

Average realized sales prices (before the impact of derivative settlements):
Oil ($/Bbl)	$90.23	$107.90	$68.57	$97.59	$63.07
NGLs ($/Bbl)	37.17	43.58	32.46	39.96	27.51
Natural gas ($/Mcf)	9.89	7.70	4.31	7.58	3.40
Barrel of oil equivalent ($/Boe)	68.39	69.55	41.05	64.78	36.65

Average operating expenses per Boe ($/Boe):
Lease operating expenses	$15.46	$13.73	$12.32	$14.03	$12.33
Gathering, transportation and production taxes	3.20	2.38	2.06	2.41	1.88
Depreciation, depletion, amortization and accretion	8.93	8.90	8.20	8.97	7.99
General and administrative expenses	6.04	3.88	4.18	4.68	3.63

(1)	MBoe is determined using the ratio of six Mcf of natural gas to one Bbl of crude oil, condensate or NGLs (totals may not compute due to rounding). The conversion ratio does not assume price equivalency and the price on an equivalent basis for oil, NGLs and natural gas may differ significantly. The realized prices presented above are volume-weighted for production in the respective period.

W&T OFFSHORE, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	September 30,	December 31,
	2022	2021

Assets
Current assets:
Cash and cash equivalents	$447,130	$245,799
Restricted cash	4,417	4,417
Receivables:
Oil and natural gas sales	89,195	54,919
Joint interest, net	16,815	9,745
Total receivables	106,010	64,664
Prepaid expenses and other assets	53,014	43,379
Total current assets	610,571	358,259

Oil and natural gas properties and other	8,801,788	8,657,252
Less accumulated depreciation, depletion, amortization and impairment	8,071,830	7,992,000
Oil and natural gas properties and other, net	729,958	665,252
Restricted deposits for asset retirement obligations	21,760	16,019
Deferred income taxes	62,334	102,505
Other assets	65,681	51,172
Total assets	$1,490,304	$1,193,207

Liabilities and Shareholders’ Deficit
Current liabilities:
Accounts payable	$72,051	$67,409
Undistributed oil and natural gas proceeds	59,518	36,243
Advances from joint interest partners	3,017	15,072
Asset retirement obligations	54,886	56,419
Accrued liabilities	155,849	106,273
Current portion of long-term debt	35,450	42,960
Total current liabilities	380,771	324,376

Long-term debt, net	665,973	687,938
Asset retirement obligations, less current portion	398,724	368,076
Other liabilities	99,853	59,997
Shareholders’ deficit:
Common stock, $0.00001 par value; 200,000 shares authorized; 146,031 issued and 143,162 outstanding at September 30, 2022; 145,732 issued and 142,863 outstanding at December 31, 2021	1	1
Additional paid-in capital	557,386	552,923
Retained deficit	(588,237)	(775,937)
Treasury stock, at cost; 2,869 shares for both dates presented	(24,167)	(24,167)
Total shareholders’ deficit	(55,017)	(247,180)
Total liabilities and shareholders’ deficit	$1,490,304	$1,193,207

W&T OFFSHORE, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2022	2022	2021	2022	2021
Operating activities:
Net income (loss)	$66,721	$123,436	$(37,964)	$187,700	$(90,382)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, depletion, amortization and accretion	34,113	34,360	26,292	99,384	83,879
Amortization of debt items and other items	1,749	1,771	1,128	6,114	4,095
Share-based compensation	2,645	2,014	859	5,179	1,779
Derivative loss (gain)	38,749	(8,854)	73,137	109,892	179,156
Derivative cash (payments) receipts, net	(71,249)	100,742	(24,000)	(1,022)	(39,554)
Derivative cash premium payments	—	(46,111)	(6,793)	(46,111)	(32,368)
Deferred income taxes	13,140	27,764	(5,820)	40,171	(18,826)
Changes in operating assets and liabilities:
Oil and natural gas receivables	9,960	(6,462)	11,894	(34,276)	504
Joint interest receivables	(3,445)	851	(1,262)	(7,070)	(2,172)
Prepaid expenses and other assets	3,276	(17,909)	(12,868)	(26,816)	(30,473)
Income tax	(1,743)	3,179	(61)	1,480	(153)
Asset retirement obligation settlements	(21,510)	(34,283)	(8,531)	(61,285)	(19,744)
Cash advances from joint interest partners	(2,242)	(1,263)	13,924	(12,055)	9,999
Accounts payable, accrued liabilities and other	18,928	30,987	35,162	65,566	65,551
Net cash provided by operating activities	89,092	210,222	65,097	326,851	111,291

Investing activities:
Investment in oil and natural gas properties, equipment, and other	(4,477)	(8,050)	(10,169)	(29,966)	(16,023)
Changes in operating assets and liabilities associated with investing activities	(2,451)	(8,416)	6,695	(8,237)	3,617
Acquisition of property interests	(3,849)	(17,472)	—	(51,474)	—
Net cash used in investing activities	(10,777)	(33,938)	(3,474)	(89,677)	(12,406)

Financing activities:
Repayments on credit facility	—	—	—	—	(80,000)
Proceeds from Term Loan	—	—	—	—	215,000
Repayments on Term Loan	(8,896)	(12,311)	(11,778)	(33,837)	(11,778)
Debt issuance costs	(716)	(1,290)	(1,409)	(2,006)	(8,249)
Other	703	(434)	—	—	—
Net cash (used in) provided by financing activities	(8,909)	(14,035)	(13,187)	(35,843)	114,973
Increase (decrease) in cash and cash equivalents	69,406	162,249	48,436	201,331	213,858
Cash and cash equivalents and restricted cash, beginning of period	382,141	219,892	209,148	250,216	43,726
Cash and cash equivalents and restricted cash, end of period	$451,547	$382,141	$257,584	$451,547	$257,584

W&T OFFSHORE, INC. AND SUBSIDIARIES

Non-GAAP Information

Certain financial information included in W&T’s financial results are not measures of financial performance recognized by accounting principles generally accepted in the United States, or GAAP. These non-GAAP financial measures are “Net Debt”, “Adjusted Net Income (Loss)”, “Adjusted EBITDA” and “Free Cash Flow”. Management uses these non-GAAP financial measures in its analysis of performance. These disclosures may not be viewed as a substitute for results determined in accordance with GAAP and are not necessarily comparable to non-GAAP performance measures which may be reported by other companies.  Prior period amounts have been conformed to the methodology and presentation of the current period.

We calculate Net Debt as total debt (current and long-term portions), less cash and cash equivalents.  Management uses Net Debt to evaluate the Company’s financial position, including its ability to service its debt obligations.

Reconciliation of Net Income (Loss) to Adjusted Net Income (Loss)

Adjusted Net Income (Loss) adjusts for certain items that the Company believes affect comparability of operating results, including items that are generally non-recurring in nature or whose timing and/or amount cannot be reasonably estimated.  These items include unrealized commodity derivative loss (gain), amortization and write-off of derivative premium, bad debt reserve, deferred tax benefit, gain on debt transactions, release of restricted funds, litigation (including nonrecurring IT-related legal fees), share-based compensation and other.

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2022	2022	2021	2022	2021

Net income (loss)	$66,721	$123,436	$(37,964)	$187,700	$(90,382)
Selected items
Unrealized commodity derivative (gain) loss and effect of derivative premiums, net	(28,161)	86,272	43,916	98,607	127,374
Allowance for credit losses	(418)	181	1	(119)	9
Non-recurring costs related to IT services transition	6,393	—	—	6,393	—
Other	(600)	(1,534)	—	(1,229)	80
Tax effect of selected items (1)	4,785	(17,833)	(9,223)	(21,767)	(26,767)
Adjusted Net Income (Loss)	$48,720	$190,522	$(3,270)	$269,585	$10,314

Adjusted net income (loss) per common share
Basic	$0.34	$1.33	$(0.02)	$1.88	$0.07
Diluted	$0.33	$1.32	$(0.02)	$1.86	$0.07

Weighted Average Shares Outstanding
Basic	143,116	143,020	142,297	143,026	142,231
Diluted	145,882	144,525	142,297	144,696	143,497

(1) Selected items were tax effected with the Federal Statutory Rate of 21% for each respective period.

W&T OFFSHORE, INC. AND SUBSIDIARIES

Non-GAAP Information

Adjusted EBITDA/ Free Cash Flow Reconciliations

The Company also presents the non-GAAP financial measures Adjusted EBITDA and Free Cash Flow. The Company defines Adjusted EBITDA as net income (loss) plus net interest expense, income tax (benefit) expense, depreciation, depletion, amortization and accretion, excluding the unrealized commodity derivative gain or loss, amortization and write-off of derivative premium, allowance for credit losses, gain on debt transactions, share-based compensation, litigation (including nonrecurring IT-related legal fees), and other. Company management believes this presentation is relevant and useful because it helps investors understand W&T’s operating performance and makes it easier to compare its results with those of other companies that have different financing, capital and tax structures. Adjusted EBITDA should not be considered in isolation from or as a substitute for net income, as an indication of operating performance or cash flows from operating activities or as a measure of liquidity. Adjusted EBITDA, as W&T calculates it, may not be comparable to Adjusted EBITDA measures reported by other companies. In addition, Adjusted EBITDA does not represent funds available for discretionary use.

The Company defines Free Cash Flow as Adjusted EBITDA (defined above), less capital expenditures, plugging and abandonment costs and interest expense (all on an accrual basis). For this purpose, the Company’s definition of capital expenditures includes costs incurred related to oil and natural gas properties (such as drilling and infrastructure costs and the lease maintenance costs) and equipment, furniture and fixtures, but excludes acquisition costs of oil and gas properties from third parties that are not included in the Company’s capital expenditures guidance provided to investors. Company management believes that Free Cash Flow is an important financial performance measure for use in evaluating the performance and efficiency of its current operating activities after the impact of accrued capital expenditures, plugging and abandonment costs and interest expense and without being impacted by items such as changes associated with working capital, which can vary substantially from one period to another. There is no commonly accepted definition of Free Cash Flow within the industry. Accordingly, Free Cash Flow, as defined and calculated by the Company, may not be comparable to Free Cash Flow or other similarly named non-GAAP measures reported by other companies. While the Company includes interest expense in the calculation of Free Cash Flow, other mandatory debt service requirements of future payments of principal at maturity (if such debt is not refinanced) are excluded from the calculation of Free Cash Flow. These and other non-discretionary expenditures that are not deducted from Free Cash Flow would reduce cash available for other uses.

The following tables present (i) a reconciliation of cash flow from operating activities, a GAAP measure, to Free Cash Flow, as defined by the Company and (ii) a reconciliation of the Company’s net income (loss), a GAAP measure, to Adjusted EBITDA and Free Cash Flow, as such terms are defined by the Company.

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2022	2022	2021	2022	2021

Net income (loss)	$66,721	$123,436	$(37,964)	$187,700	$(90,382)
Interest expense, net	16,849	18,183	18,910	54,915	50,474
Income tax expense (benefit)	16,397	31,093	(5,902)	46,801	(18,846)
Depreciation, depletion, amortization and accretion	34,113	34,360	26,291	99,384	83,879
Unrealized commodity derivative (gain) loss and effect of derivative premiums, net	(28,161)	86,272	43,916	98,607	127,374
Allowance for credit losses	(418)	181	1	(119)	9
Non-cash incentive compensation	2,645	2,014	859	5,179	1,779
Non-recurring costs related to IT services transition	6,393	—	—	6,393	—
Other	(600)	(1,534)	—	(1,229)	80
Adjusted EBITDA	$113,939	$294,005	$46,111	$497,631	$154,367

Investment in oil and natural gas properties, equipment and other	(4,477)	(8,050)	(10,169)	(29,966)	(16,023)
Asset retirement obligation settlements	(21,510)	(34,283)	(8,531)	(61,285)	(19,744)
Interest expense, net	(16,849)	(18,183)	(18,910)	(54,915)	(50,474)
Free Cash Flow	$71,103	$233,489	$8,501	$351,465	$68,126

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2022	2022	2021	2022	2021

Net cash provided by operating activities	$89,092	$210,222	$65,097	$326,851	$111,291
Allowance for credit losses	(418)	181	1	(119)	9
Litigation and other contingent loss	(600)	(1,534)	—	(1,229)	80
Amortization of debt items and other items	(1,749)	(1,771)	(1,128)	(6,114)	(4,095)
Non-recurring costs related to IT services transition	6,393	—	—	6,393	—
Current tax benefit (1)	3,257	3,329	(82)	6,630	(20)
Changes in derivatives receivable (payable) (1)	4,339	40,495	1,571	35,848	20,140
Changes in operating assets and liabilities, excluding asset retirement obligation settlements	(24,734)	(9,383)	(46,789)	13,171	(43,256)
Investment in oil and natural gas properties, equipment and other	(4,477)	(8,050)	(10,169)	(29,966)	(16,023)
Free Cash Flow	$71,103	$233,489	$8,501	$351,465	$68,126

(1) A reconciliation of the adjustment used to calculate Free Cash Flow to the Condensed Consolidated Financial Statements is included below:

Current tax benefit:
Income tax expense (benefit)	$16,397	$31,093	$(5,902)	$46,801	$(18,846)
Less: Deferred income taxes	13,140	27,764	(5,820)	40,171	(18,826)
Current tax benefit	$3,257	$3,329	$(82)	$6,630	$(20)

Changes in derivatives receivable:
Derivatives payable, end of period	$(16,659)	$(20,998)	$(12,511)	$(16,659)	$(12,511)
Derivatives payable, beginning of period	20,998	15,382	7,289	6,396	282
Derivative premiums paid	—	46,111	6,793	46,111	32,369
Change in derivatives receivable (payable)	$4,339	$40,495	$1,571	$35,848	$20,140

CONTACT	Al Petrie	Janet Yang
	Investor Relations Coordinator	Executive Vice President & CFO
	investorrelations@wtoffshore.com	jyang@wtoffshore.com
	713-297-8024	713-626-8525